EXHIBIT 4(ii)(h)(2)

                    RESOLUTIONS OF THE MTN PRICING COMMITTEE
                          OF THE BOARD OF DIRECTORS OF
                       UNITED DOMINION REALTY TRUST, INC.
                      ADOPTED BY UNANIMOUS WRITTEN CONSENT

         The undersigned members of the MTN Pricing Committee established by the resolutions adopted May 29, 1996 (the "Resolutions") of the Board of Directors of United Dominion Realty Trust, Inc., by and in accordance with the authority granted to the MTN Pricing Committee in such resolutions, do hereby adopt, by unanimous written consent, the following resolutions, terms used therein being defined in the Resolutions and in resolutions of the MTN Pricing Committee adopted July 8, 1996:

RESOLVED, that the terms and conditions of the initial issue of $125,000,000 of Medium-Term Notes set forth in Exhibit A are approved.

RESOLVED, that the Pricing Supplement to be used by the Agents in connection with such issue of Medium-Term Notes and the filing thereof with the Commission are ratified, directed and approved.

RESOLVED, that such issue of Medium-Term Notes shall be sold in accordance with the terms and conditions of sale set forth in the Pricing Supplement.

RESOLVED, that each of the President and Senior Vice President-Finance of the Company is authorized and directed to instruct the Trustee to complete, authenticate and deliver the MediumTerm Notes constituting 1996 Issue A against receipt of payment therefor, all in accordance with the Procedures.


                                            s/ John P. McCann
                                                 John P. McCann
                                                Date:  July 9, 1996


                                            s/ James Dolphin
                                                  James Dolphin
                                                Date:  July 9, 1996


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            EXHIBIT A - TERMS OF INITIAL ISSUE OF MEDIUM-TERM NOTES

In accordance with Section 301 of the Indenture, the following terms of the initial issue of Medium Term-Notes ("1996 Issue A") are hereby established (terms used herein having the same definitions as in the Indenture or in the forms of the Medium-Term Notes approved in resolutions of the MTN Pricing Committee adopted July 8, 1996, which latter definitions, in the case of any inconsistency with Indenture definitions, shall control):

                  (1)      [Intentionally omitted.]

                  (2) The aggregate principal amount of the Medium-Term Notes constituting 1996 Issue A that may be authenticated and delivered under the Indenture (except for such Medium-Term Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other such Medium-Term Notes pursuant to Sections 304, 305, 306, 906, 1107 or 1305 of the Indenture) shall be $125,000,000.

                  (3) The entire outstanding principal of 1996 Issue A shall be payable on July 12, 2006.

                  (4) The rate at which 1996 Issue A shall bear interest shall be 7.95% per annum; the date from which such interest shall accrue shall be July 12, 1996; the Interest Payment Dates on which such interest will be payable shall be June 1 and December 1 in each year, beginning December 1, 1996; and the Regular Record Date for the interest payable on 1996 Issue A on any Interest Payment Date shall be the fifteenth calendar day (whether or not a Business Day) next preceding such Interest Payment Date.

                  (5) The place in addition to the Borough of Manhattan, The City of New York, where the principal of and interest on 1996 Issue A shall be payable shall be the Corporate Trust Operations Office of the Trustee. The place in addition to the Borough of Manhattan, The City of New York, where the Medium-Term Notes constituting a part of 1996 Issue A may be surrendered for registration of transfer or exchange shall be the Corporate Trust Office of the Trustee. The place in addition to the Borough of Manhattan, The City of New York, where notices or demands to or upon the Trust in respect of 1996 Issue A and the Indenture may be served shall be the Corporate Trust Office of the Trustee.

                  (6) - (11), inclusive  [Intentionally omitted.]

                  (12) The amount of payments of principal of (and premium or Make-Whole Amount, if any) and interest on 1996 Issue A shall not be determined with reference to an index, formula or other method.

                  (13) Neither the Trust nor any Holder of Medium-Term Notes constituting 1996 Issue A shall have any right to elect to have payments on 1996 Issue A made in any currency other than that in which 1996 Issue A is denominated.



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                  (14) The Holders of 1996 Issue A shall have no special rights in addition to those provided in the Indenture upon the occurrence of any particular events.

                  (15)     [Intentionally omitted.]

                  (16) 1996 Issue A shall be issuable only as Registered Securities in permanent global form (without coupons). Beneficial owners of interests in the permanent global Medium-Term Note representing 1996 Issue A may exchange such interests for Medium- Term Notes of like tenor of any authorized form and denomination only in the manner provided in Section 305 of the Indenture. DTC shall be the depositary with respect to such permanent global Medium-Term Note. The form of such permanent global Medium-Term Note filed with these resolutions as Exhibit B is hereby approved.

                  (17) - (21)       [Intentionally omitted.]

                  (22) The Trust shall not pay Additional Amounts as contemplated by Section 1011 of the Indenture on 1996 Issue A.

                  (23)     [Intentionally omitted.]